July 25, 2024

Jesse A. Coury
Chief Financial Officer
Greystone Housing Impact Investors LP
14301 FNB Parkway, Suite 211
Omaha, NE 68154

       Re: Greystone Housing Impact Investors LP
           Form 10-K for Fiscal Year Ended December 31, 2023
           File No. 001-41564
Dear Jesse A. Coury:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Finance